EXHIBIT 10.41

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into to be effective on the 31st day of December, 2024 (“Effective Date”), by and between C&F MORTGAGE CORPORATION (“C&F”), a Virginia corporation and BRYAN E. McKERNON (“McKernon”):

RECITAL

This Agreement is entered into by the parties to reflect their agreement regarding the terms of McKernon’s employment during the transition, commencing with the Effective Date, from President and Chief Executive Officer of C&F, through his retirement on December 31, 2025, and to replace the Employment Agreement (Amended and Restated), dated February 15, 2022, by and between C&F and McKernon (“Employment Agreement”), and the Second Amended and Restated Change in Control Agreement, dated February 15, 2022, by and between C&F Financial Corporation, C&F and McKernon (“CIC Agreement”).

WITNESSETH:

That for and in consideration of the mutual covenants contained herein, the parties hereto do agree as follows:

1.Scope of Services. Upon the Effective Date, McKernon shall cease to be the President and Chief Executive Officer of C&F, but C&F shall continue to employ McKernon, and McKernon hereby agrees to continue employment with C&F during the Term (as defined in Section 3). McKernon agrees to perform the legally permissible and proper duties and functions as assigned by the new Chief Executive Officer (“CEO”) of C&F from time-to-time. McKernon’s title will be Executive Vice Chairman of the Board of Directors of C&F (“Board”) although this Agreement does not cover the Board service of McKernon.

During the Term, upon approval of the CEO, McKernon may reduce the number of hours each week that he regularly provides services to C&F as an employee, provided that, while still employed, his services may not fall to 20% or below the prior 36-month average weekly hours of services. Although McKernon is not required to devote his exclusive efforts toward C&F, he agrees that he will not engage in any activities during the Term that would conflict with the present or future enterprises of C&F and will use his best efforts to assist with the succession and operational transition from his former position as CEO and promote the present and future welfare of C&F in all his business and social dealings.

2.Compensation; Bonus; Equity Awards; Other Benefits.

A.During the Term, McKernon will be paid bi-weekly salary payments through normal payroll, based on an annual base salary (“Base Salary”) of (a) $235,000 from the Effective Date through June 30, 2025, and then (b) $150,000 from July 1, 2025 through December 31, 2025, subject to his continued employment and applicable withholdings.

B.During the Term, McKernon will be paid a bonus for 2024 performance in accordance with the terms of the Employment Agreement. For 2025, McKernon will be paid a bonus of $50,000, payable in quarterly installments of $12,500, provided he remains employed with C&F at the time of payment. Each quarterly bonus payment will be paid no later than 30 days after the end of each calendar quarter, provided McKernon remains employed with C&F at the time of payment.

C.During the Term, McKernon will be eligible to receive an equity award for 2024 performance consistent with past practices and subject to the terms of any award agreement. For 2025 performance, McKernon will be eligible to receive an equity award with a value up to $25,000 at the C&F Financial Corporation board’s discretion based on such board’s determination of McKernon’s performance in matters of succession and operational transition, subject to vesting, compliance with any restrictive covenants and other terms determined by the board.

D.During the Term, McKernon will remain eligible for standard employee benefits, including paid time off, in accordance with the terms of any applicable plan.

E.During the Term, McKernon will retain the use of a company-owned automobile in accordance with C&F policy.

3.Term of Agreement; Termination of Agreement at End of Term. The term (“Term”) of this Agreement shall begin on the Effective Date and end on December 31, 2025, unless and until a termination of employment occurs prior to December 31, 2025 as provided in Section 4. At the end of the Term, this Agreement shall terminate and neither party hereto shall have any further obligation or liability hereunder, except as provided in Section 5 of this Agreement.

4.Termination of Employment During the Term.

A.Anything to the contrary in this Agreement notwithstanding, either party may terminate the employment of McKernon, with or without “Cause” (defined below) and with or without notice. Upon termination of employment, this Agreement shall terminate and neither party hereto shall have any further obligation or liability hereunder, except as provided in Section 4.B and Section 5 of this Agreement.

B.In the event of an involuntary termination without Cause of the employment of McKernon by C&F before the end of the Term, C&F will pay a lump sum severance benefit to McKernon equal to (i) the unpaid portion of the Base Salary payable during the Term under Section 2.A and (ii) the unpaid portion of the bonus payable during the Term under Section 2.B. The lump sum severance payment will be made in one lump sum within 30 days following McKernon’s involuntary termination without Cause. No severance shall be paid to McKernon for any other termination of employment.

C.For purposes of this Agreement, “Cause” shall mean:(i) McKernon’s willful misconduct in connection with the performance of McKernon’s duties; (ii)McKernon’s misappropriation or embezzlement of funds or material property of C&F or any affiliate; (iii) McKernon’s fraud or dishonesty with respect to C&F or any affiliate; (iv) McKernon’s failure to perform any of his material duties and responsibilities (other than by reason of incapacity), or McKernon’s failure to follow reasonable instructions or policies of C&F, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by C&F in its reasonable business judgment) to remedy such failure (if such breach or violation is capable of being remedied), which period shall be not less than fifteen (15) nor more than thirty (30) days; (v) McKernon’s conviction of, indictment for (or the procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude; (vi) McKernon’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior or ethics generally applicable to officers of C&F, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by C&F in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is capable of being remedied), which period shall be not less fifteen (15) nor more than thirty (30) days; (vii) McKernon’s willful violation of any final cease and desist order; (viii) McKernon’s breach of any fiduciary duty or duty of loyalty owed to C&F or its affiliates; or (ix) McKernon’s engaging in conduct that, if it became known by any regulatory or governmental agency or the public, would be or is reasonably likely to result, in the good faith judgment of C&F, in material injury to C&F, monetarily or otherwise.

D.This Agreement shall terminate upon the death or disability (as determined by C&F in accordance with law) of McKernon, whereupon C&F shall have no obligation to McKernon, his heirs or personal representatives except as may be required by law.

5.Covenants.

A.Confidentiality. As an employee of C&F, McKernon will have access to and may participate in the origination of non-public, proprietary and confidential information relating to C&F and/or its affiliates and McKernon acknowledges a fiduciary duty owed to C&F and its affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer, referral source, and prospect lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning C&F and its affiliates or their customers that is not generally known to the public or generally in the banking industry. McKernon agrees that for a period of five (5) years after McKernon’s employment by C&F ceases for any reason, McKernon will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by C&F; provided, however that to the extent the information covered by this Section 5 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect.

Nothing in this Agreement restricts or prohibits McKernon or McKernon’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. McKernon does not need the prior authorization of C&F to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. McKernon is not required to notify C&F that McKernon has engaged in such communications with the Regulators. McKernon recognizes and agrees that, in connection with any such activity outlined above, McKernon must inform the Regulators that the information McKernon is providing is confidential. Nothing herein shall impede or prevent McKernon from discussing or disclosing to anyone the details of any acts that constitute sexual assault, sexual harassment, or sex discrimination, as set forth in Virginia Code Sections 18.2-61, 18.2-67, 18.2-67.4, and 30.1-29.4, or as otherwise defined under law. Furthermore, nothing in this Agreement, or any other agreement, shall (x) prohibit McKernon from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by anyone of such report.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

• Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

• Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

B.Non-Piracy of Customers. In consideration for C&F’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, McKernon agrees that for a period of twelve (12) months after McKernon’s employment ceases for any reason, McKernon will not, directly or indirectly, solicit, divert from C&F or transact business with any “Customer” of C&F with whom McKernon had “Material Contact” during the last twelve (12) months of McKernon’s employment or about whom McKernon obtained information not known generally to the public while acting within the scope of McKernon’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide mortgage products or services that are the same as or substantially similar to, and competitive with, those offered by C&F at the time McKernon’s employment ceases. “Material Contact” means that McKernon personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of C&F during the last twelve (12) months of McKernon’s employment. “Customer” means (A) any person or entity who received or applied for a loan from or through C&F within twenty-four (24) months preceding the date of the cessation of McKernon’s employment; or (B) any real estate broker or agent who referred any borrower to C&F within twenty-four (24) months preceding the date of the cessation of McKernon’s employment.

C.Non-Solicitation of Employees. In consideration for C&F’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, McKernon agrees that for a period of twelve (12) months after McKernon’s employment ceases for any reason, McKernon will not, directly or indirectly, hire any person employed by C&F during the last six (6) months of McKernon’s employment, or solicit for hire or induce any such person to terminate employment with C&F, if the purpose is to compete with C&F.

D.Non-Competition. McKernon hereby covenants and agrees that McKernon will not, within the “Restricted Territory,” directly or indirectly, engage in “Competition” for a period of twelve (12) months after McKernon’s employment by C&F ceases for any reason. For purposes hereof, “Competition” means that McKernon owns, manages or controls, or participates in the ownership, management or control of, or performs duties that are the same as or substantially similar to the duties performed by McKernon for C&F during the last twelve (12) months of McKernon’s employment, whether as an officer, director, employee or in any other capacity, for or on behalf of, any mortgage services, bank or mortgage company, if the purpose is to provide mortgage products or services that are the same as or substantially similar to, and in competition with, such products or services provided by C&F at the time McKernon’s employment with C&F ends. The Restricted Territory is the Commonwealth of Virginia. Nothing in this Agreement shall prohibit McKernon from (1) working in a role, or for a business, or selling any product or service, that does not compete with C&F; or (2) owning securities in a publicly traded company, including any competitors of C&F, if such ownership constitutes two percent (2%) or less of the aggregate principal amount of securities issued and outstanding.

E.Non-Disparagement. Subject to McKernon’s rights under Section 5.A in regard to McKernon’s unrestrained right to communicate with Regulators and the other exceptions to non-disclosure set forth in Section 5.A, in consideration for C&F’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, McKernon agrees the he will not impugn, defame, disparage or do or say anything that reasonably may diminish the reputation, goodwill or status of C&F or any of its affiliates, or any of their products, services, methods, operations, employees, agents, officers, directors, suppliers or customers. In addition to McKernon’s right to communicate with Regulators under Section 5.A and the other exceptions to non-disclosure set forth therein, nothing in this section shall prevent McKernon from providing truthful testimony in response to any subpoena, judicial process, or other government inquiry.

F.Remedies. McKernon acknowledges that the covenants set forth in Section 5 of this Agreement are just, reasonable, and necessary to protect the legitimate business interests of C&F. McKernon further acknowledges that if McKernon breaches or threatens to breach or unsuccessfully challenges any provision of Section 5, all payments otherwise due under this Agreement shall immediately cease, but C&F’s remedies at law will be inadequate, and C&F will be irreparably harmed. Accordingly, C&F shall be entitled to an injunction, both preliminary and permanent, restraining McKernon from such breach or threatened breach, such injunctive relief not to preclude C&F from pursuing all available legal and equitable remedies, and being entitled to all reasonable attorneys’ fees and costs incurred in connection with the breach, threatened breach, or any challenge to the enforceability of Section 5.

6.Disqualification from Performance of Duties. Should McKernon be disqualified from the performance of his duties under this Agreement, or otherwise be rendered unable to perform such duties, by Federal, state or local statutes, laws, rules, regulations, or ordinances, this Agreement shall at once be terminated and C&F shall have no obligation to McKernon hereunder except as may be set out in this Agreement.

7.General Provisions.

A.This Agreement constitutes the entire agreement between the parties. Effective as of the Effective Date, this Agreement supersedes and replaces all previous agreements between the parties addressing the subject matter, including the Employment Agreement and CIC Agreement. No rights or benefits shall be triggered under the Employment Agreement and CIC Agreement due to the changes contemplated by this Agreement and the replacement of the Employment Agreement and CIC Agreement by this Agreement.

B.If any provision or any portion thereof contained in this Agreement is held to be invalid or unenforceable, the remainder of this Agreement or portion thereof shall be deemed severable, and shall not be affected and shall remain in full force and effect; waiver of any provision of this Agreement shall be in writing and shall not be deemed to be a waiver of any default thereafter occurring.

C.In the event of a dispute regarding the interpretation, application or enforcement of this Agreement, the parties agree that the jurisdiction for a resolution of such dispute shall be the appropriate court of law in King William County, Virginia.

D.Code Section 409A Provisions. The intent of the parties is that payments and benefits under this Agreement comply with, or comply with an exemption from the application of, Internal Revenue Code Section 409A, as amended from time to time and applicable guidance issued thereunder (“Code Section 409A”) and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. For purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean a “separation from service” under Code Section 409A. If McKernon is deemed on the date of separation from service with C&F to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of McKernon’s separation from service or (ii) the date of McKernon’s death. When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of C&F. Notwithstanding any of the provisions of this Agreement, C&F shall not be liable to McKernon if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

8.Clawback. McKernon agrees that any incentive-based compensation or award he receives, or has received, from C&F or any subsidiary or affiliate, pursuant to this Agreement or otherwise, is subject to the terms of C&F Financial Corporation’s recoupment, clawback or similar policy as such may be in effect from time to time, or any similar policy of any subsidiary or affiliate of C&F Financial Corporation, as well as any similar provision of applicable law, Securities and Exchange Commission rule or regulation or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of such compensation or award (including any value received from a disposition of stock acquired upon payment of any equity award).

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any fax, email or other electronic transmission of any signature shall be deemed an original and shall bind such party.

WITNESS the parties hereto have executed this Agreement effective as of the date first above written.

C&F MORTGAGE CORPORATION

Date:12/4/24By: /s/ Mark Fox

Mark Fox

BRYAN E. McKERNON

Date:12/4/24/s/ Bryan E. McKernon

AGREED TO BY:

C&F FINANCIAL CORPORATION

By: /s/ Jason E. Long

Date: 12/4/24